Exhibit 10.1

March 6, 2017

Mr. Greg M. Schwartz

Zillow Group, Inc.

1301 Second Ave., Floor 31

Seattle, WA 98101

Re: Bonus Letter Agreement

Dear Greg:

This letter agreement (“Agreement”) is entered into by and between you and Zillow Group, Inc., a Washington corporation (the “Company”), effective as of January 1, 2017 (the “Effective Date”).

1.     Purpose. The purpose of this Agreement is to set forth the terms and conditions governing your opportunity to earn annual cash-based awards based on achievement of identified revenue measures described below. The bonus opportunities granted under this Agreement are intended to be cash-based awards under Section 12 of the Zillow Group, Inc. Amended and Restated 2011 Incentive Plan, as amended and/or restated from time to time (the “Plan”).

2.     Term. This Agreement is effective as of the Effective Date and shall remain in effect until the earlier of its termination by the Compensation Committee of the Board of Directors (the “Compensation Committee”), subject to Section 9 hereof, or your termination of employment or service with the Company (the “Term”). This Agreement does not guarantee your employment, the terms of which continue to be governed by your employment agreement with the Company.

3.     Elements of the Bonus Opportunity. You will be eligible to earn annual cash bonuses (each, a “Bonus”) in the amounts and based on achievement of the performance metrics and during the performance periods set forth below:

a.	Total Revenue Bonus:

(i)     You will be eligible to receive a $50,000 semi-annual Bonus based on targeted Company total revenue during the applicable performance periods (“Total Revenue”). Total Revenue will be calculated under U.S. generally accepted accounting principles. The Compensation Committee will annually approve Total Revenue targets for each of the performance periods January 1 through June 30 and July 1 through December 31. No amount will be paid with respect to a six-month period if the Total Revenue target is not achieved for such period; provided, however, that if at least 95% of the Total Revenue target is achieved for a six-month period, the Compensation Committee may, in its discretion, approve a Bonus payment of less than the full amount of the target Bonus for such period. Any Bonus payments will be calculated and paid as soon as practicable following completion of the applicable six-month period but in any event by no later than 74 days after completion of such period.

(ii)     You will be eligible to receive an additional $50,000 semi-annual Bonus based on targeted Company Total Revenue during the performance periods January 1 through June 30 and July 1 through December 31. The Compensation Committee will annually approve the targeted Total Revenue for the additional semi-annual Bonus for each performance period. No amount will be paid if the revenue target is not achieved for a performance period. Any Bonus payment will be calculated and paid as soon as practicable following completion of the applicable calendar year but in any event by no later than 74 days after completion of such calendar year.

b.	Premier Agent Revenue Bonus:

(i)     You will be eligible to receive a $50,000 semi-annual Bonus based on targeted Premier Agent Revenue during the applicable performance periods (“Agent Revenue”). The Compensation Committee will annually approve the targeted Agent Revenue for each of the performance periods January 1 through June 30 and July 1 through December 31. No amount will be paid with respect to a six-month period if the revenue target is not achieved for such period; provided, however, that if at least 95% of the Agent Revenue target is achieved for a six-month period, the Compensation Committee may, in its discretion, approve a Bonus payment of less than the full amount of the target Bonus for such period. Any Bonus payment will be calculated and paid as soon as practicable after the end of the applicable six-month period but in any event by no later than 74 days after completion of such period.

(ii)     You will be eligible to receive an additional $50,000 semi-annual Bonus based on targeted Premier Agent Revenue during the performance periods January 1 through June 30 and July 1 through December 31. The Compensation Committee will annually approve the targeted Agent Revenue for the additional semi-annual Bonus for each performance period. No amount will be paid if the revenue target is not achieved for a performance period. Any Bonus payment will be calculated and paid as soon as practicable following completion of the applicable calendar year but in any event by no later than 74 days after completion of such calendar year.

c.	Compensation Committee Certification. At the conclusion of a performance period and prior to the payment of any Bonus for a performance period, the Compensation Committee will certify in writing the extent to which the performance goals applicable for the performance period were achieved or exceeded, the final amount of the Bonus payable to you with respect to such period, and any other material terms.

d.	Continued Employment. Payment of any Bonus under this Agreement is subject to your continued employment or service to the Company on a full-time basis through the last day of each applicable performance period (i.e., the six-month or one-year period over which performance for a Bonus payout is measured). Bonuses will be paid in cash in a single, lump sum payment, subject to applicable payroll taxes and tax withholding.

e.	Dollar Limitations. The total Bonus payouts under this Agreement shall not exceed $2,000,000 in any calendar year.

4.     Recoupment. In the event that revenue upon which a Bonus was calculated is determined to have been overstated as a result of your misconduct, you will be required to reimburse the Company for any Bonus payment received based upon such revenue and will not be eligible to receive any Bonus payment otherwise accrued but unpaid based upon such revenue. Recoupment of any Bonus shall otherwise be required to the extent required by applicable law or the terms of a Company’s clawback policy, as then in effect and as it may be amended from time to time (the “Policy”), to the extent that the Policy applies to such Bonus.

5.     Assignment. This Agreement is personal to you and cannot be assigned by you. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

6.     Administration. The Compensation Committee will administer this Agreement. You understand that the Compensation Committee may adjust revenue targets or other terms set forth herein as a result of acquisitions, divestitures, or other extraordinary events or conditions during a calendar year. Subject to the last sentence of this Section 6, the Compensation Committee further may adjust the Bonus amounts set forth in Section 3 of this Agreement for calendar years 2017 and beyond, in its discretion. Any determinations made by the Compensation Committee with respect to this Agreement and any payouts thereunder will be final and binding on you. Notwithstanding anything to the contrary in this Agreement, in the event the Compensation Committee specifies that bonus opportunities for a performance period under this Agreement are governed by Section 16 of the Plan, the Compensation Committee shall have the power to administer this Agreement in a manner intended to ensure that this Agreement satisfies all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code and any successor provision thereto.

7.     Applicable Law. This Agreement will in all respects, including all matters of construction, validity and performance, be governed by, and construed and enforced in accordance with, the laws of the State of Washington, without regard to any rules governing conflicts of laws.

8.     No Trust or Fund. Each Bonus that may become payable under this Agreement will be paid solely from the general assets of the Company. Nothing in this Agreement should be construed to create a trust or to establish or evidence your claim of any right to payment of a Bonus other than as an unsecured general creditor with respect to any payment to which you may be entitled.

9.     Amendment. The Compensation Committee reserves the right to unilaterally amend, modify or terminate this Agreement at any time, except that any such amendment (other than amendments or adjustments permitted by Section 6 of this Agreement and, for the avoidance of doubt, Section 16 of the Plan), modification or termination may not, without your written consent, materially adversely affect your rights with respect to any six- month or one-year period for which the Compensation Committee has previously approved revenue targets pursuant to Section 3 of this Agreement. Notwithstanding the foregoing, the Compensation Committee may amend this Agreement at any time as it deems necessary or desirable to avoid adverse tax consequences under Section 409A of the Internal Revenue Code of 1986, as amended.

10.     Entire Agreement. This Agreement, on and as of the Effective Date, constitutes the entire agreement between the Company and you with respect to the subject matter hereof, and all prior or contemporaneous oral or written communications, understandings or agreements between the Company and you with respect to such subject matter (including, without limitation, the Amended and Restated Letter Agreement dated February 24, 2016 by and between you and the Company (the “2016 Letter Agreement”)) are hereby superseded in their entirety, except as otherwise provided herein. For the avoidance of doubt, the 2016 Letter Agreement shall be deemed terminated as of the Effective Date, provided, however, that those provisions of the 2016 Letter Agreement that must survive in order to give proper effect to their intent shall survive such termination. This Agreement may be executed in counterparts.

11.     Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement as of the date first set forth above.

GREG M. SCHWARTZ	ZILLOW GROUP, INC.

/s/ GREG M. SCHWARTZ	/s/ SPENCER M. RASCOFF

Print Name: Spencer M. Rascoff

Title: Chief Executive Officer